Exhibit 99.1

AT THE COMPANY
Brenda Abuaf, Director of Corporate Communications

(800) 831-4826

AMERICAN MORTGAGE ACCEPTANCE COMPANY NAMES ROBERT L. LEVY

CHIEF FINANCIAL OFFICER

NEW YORK, NY – November 28, 2006 – American Mortgage Acceptance Company (AMEX:AMC) (“AMAC or the “Company”) today announced that the Board of Trustees has named Robert L. Levy the Chief Financial Officer of the Company. Mr. Levy has served as the Director of Capital Markets of CharterMac (NYSE:CHC), AMAC’s external advisor, since 2001. Alan P. Hirmes, AMAC’s and CharterMac’s existing Chief Financial Officer, will step down from his positions and will remain on AMAC’s Board of Trustees. Mr. Hirmes will also remain the Chief Operating Officer of CharterMac. In addition, Matthew J. Stern will assume Mr. Levy’s current role as Director of Capital Markets for both CharterMac and AMAC. Mr. Stern will report directly to Mr. Levy.

“Rob Levy will be an excellent Chief Financial Officer, and the Board and I are extremely pleased that he will be taking on this new role within both CharterMac and AMAC,” stated Marc D. Schnitzer, Chairman of AMAC. “Throughout his career, Rob has been involved in a broad range of capital markets and investment banking activities and he has developed many of AMAC’s existing capital markets programs. Rob’s proven management skills and leadership abilities will serve him well in his new position. We are also fortunate that Matt Stern, a very talented professional, will step into Rob’s capital markets role. Matt’s extensive experience will ensure a seamless transition as Rob assumes his new responsibilities.”

“Alan Hirmes has spent close to 25 years building CharterMac and has served in many positions throughout his tenure,” continued Mr. Schnitzer. “At this point in his career, Alan has decided to scale back his responsibilities within the CharterMac organization. The Board and I are very pleased that Alan will continue in his leadership role as the CharterMac’s Chief Operating Officer as well as remaining on AMAC’s Board of Trustees and we know that he will be an invaluable resource to Rob Levy as Rob builds upon the finance and accounting platform that Alan has put in place.”

Mr. Levy entered into a five year contract with CharterMac. Mr. Levy brings over 18 years of real estate finance experience to his new position. Prior to joining CharterMac in 2001, Mr. Levy was a Vice President in the Real Estate Equity Research and Investment Banking Departments at Robertson Stephens, an investment banking firm in San Francisco.  Prior to 1998, Mr. Levy was employed by Prudential Securities in the Real Estate Equity Research Group and at the Prudential Realty Group, the real estate investment arm of the Prudential Insurance Company.  He received his Masters in Business Administration from the Leonard N. Stern School of Business at New York University and his Bachelor of Arts from Northwestern University.

Mr. Stern, a Senior Vice President of CharterMac, has been with CharterMac’s capital markets department since May of 2006 and had previously worked for CharterMac in the tax credit fund management division from 1997 - 2001. Prior to rejoining CharterMac, Mr. Stern worked in the investment banking division of Lehman Brothers focusing on mergers and acquisition as well as a variety of financing transactions.  He received his Masters in Business Administration with Distinction from the Leonard N. Stern School of Business at New York University and his Bachelor of Arts degree (magna cum laude with Distinction) from the University of Pennsylvania.

About the Company

AMAC is a real estate investment trust that specializes in multifamily and commercial real estate finance. AMAC originates and acquires first mortgage, mezzanine and bridge loans secured by properties throughout the United States. For more information, please visit our website at http://www.americanmortgageco.com or contact the Investor Relations Department directly at (800) 831-4826.

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Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in AMAC's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission and include, among others, risks of investing in uninsured and non-investment grade mortgage assets and subordinated Commercial Mortgage-Backed Securities (“CMBS”); competition in acquiring desirable investments; interest rate fluctuations; risks associated with hedging transactions, which can limit gains and increase exposure to loss; risks associated with investments in real estate generally and the properties which secure many of our investments; general economic conditions, particularly as they affect the value of our assets and the credit status of our borrowers; dependence on our external Advisor for all services necessary for our operations; conflicts which may arise among us and other entities affiliated with our Advisor which have similar investment policies to ours; risks associated with the repurchase agreements we utilize to finance our investments and the availability of financing generally; and risks associated with our contemplated CDO transactions, which include, but are not limited to, the inability to acquire eligible investments for a CDO issuance and the inability to find suitable replacement investments in collateralized debt obligations with reinvestment periods. Such forward-looking statements speak only as of the date of this document. AMAC expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in AMAC's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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